Exhibit 99.1

NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue, Suite 1100	412.394.2908	412.389.3124
Dallas, TX 75201 U.S.A.	david.weston@ATImaterials.com	natalie.gillespie@ATImaterials.com

ATI Announces Proposed Senior Notes Offering

DALLAS, TX — August 7, 2023 — ATI Inc. (NYSE: ATI) announced today its intention to offer, $400.0 million aggregate principal amount of a series of senior notes (the “Notes”), subject to market and other conditions.

ATI intends to use up to approximately $300 million of the net proceeds to fund its pension liabilities and to implement pension de-risking strategies, potentially including annuitizations. Any remaining net proceeds will be used for liquidity and general corporate purposes.

Citigroup Global Markets Inc., Goldman Sachs & Co. LLC and J. P. Morgan Securities LLC are acting as the joint book-running managers for the offering.

The offering of the Notes is being made pursuant to an effective shelf registration statement. The offering will be made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement and the accompanying prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-800-831-9146 or from the SEC website at www.sec.gov.

This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages; (h) business and economic disruptions associated with extraordinary events beyond our control, such as war, terrorism, international conflicts, public health issues such as health epidemics or pandemics, natural disasters and climate-related events; and (i) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2022, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

ATI: Proven to Perform.

ATI (NYSE: ATI) is a global producer of high performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere.